Celanese Corporation Reports Strong Second Quarter Results:
Basic EPS, Diluted Adjusted EPS and Adjusted EBITDA Exceed Previous Guidance;
Company Raises Guidance for Full Year

Second Quarter Highlights:

•	Sales increase 23% from prior year on higher pricing and Vinamul emulsions acquisition

•	Operating profit rises significantly on margin expansion in Chemical Products

•	Basic EPS is $0.41; diluted adjusted EPS is $0.53

•	Adjusted EBITDA increases 51% to $283 million

•	Third quarter diluted adjusted EPS guidance set at $0.45 to $0.50

•	Full year 2005 diluted adjusted EPS guidance raised to $1.90 to $2.00

in $ millions, except per share data	Q2 2005	Q2 2004
Net sales	1,517	1,229
Operating profit	152	25
Net earnings (loss)	67	(125)
Basic EPS	0.41	n.m.
Diluted Adjusted EPS	0.53	n.m.
Adjusted EBITDA	283	188

DALLAS, August 9, 2005 – Celanese Corporation (NYSE:CE) today reported net sales rose 23% to $1,517 million for the second quarter compared to the same period last year primarily on higher pricing, mainly in Chemical Products, and sales of the recently acquired Vinamul emulsions business, which closed in the first quarter of 2005.

Operating profit rose significantly to $152 million versus $25 million last year on margin expansion, principally driven by higher pricing and productivity improvements. These effects more than offset higher raw material and energy costs, mainly for ethylene and natural gas, and higher special charges. Operating profit in 2004 included a $49- million charge for a non-cash inventory-related purchase accounting adjustment.

Basic earnings per share were $0.41 and included $27 million, pretax, in special charges primarily for an additional non-cash impairment charge related to the company's previously announced planned exit from Ticona's cyclo-olefin copolymer (COC) business. A $14-million favorable impact on the company's non-operating foreign exchange position was also included in the results for the quarter.

Excluding special charges and the non-operating foreign exchange gain, diluted adjusted earnings per share were $0.53, above the company's guidance range of $0.39 to $0.44 per share. Adjusted EBITDA rose to $283 million on margin expansion, productivity improvements, and the non-operating foreign exchange gain and was higher than the company's previous guidance of between $235 million and $245 million.

"Celanese had an outstanding quarter, reflecting strong industry dynamics and our team's success in positioning our market leading businesses for improved growth and profitability," said David Weidman, president and chief executive officer. "As we continue to deliver on our strategy, we are positive about the company's outlook through 2007."

Recent Business Highlights:

•	Completed the acquisition of Acetex Corporation in July to strengthen Celanese's positioning in acetyls chemicals. Acetex debt is expected to be retired primarily with cash on hand in August.

•	Began purchasing methanol from Southern Chemical Corporation in an arrangement that is expected to yield significant savings.

•	Realized savings from restructuring and productivity improvements during the quarter in all business segments. Discontinued production of certain acetate flake and filament operations and relocated the Acetate Products headquarters to Dallas. Announced closure and relocation of the Bedminster, N.J., financial functions to Dallas by mid-2006.

•	Announced intention to build a state-of-the-art vinyl acetate ethylene and conventional emulsion polymer facility in China. Startup is targeted for the first half of 2007.

•	Announced plans to construct a world-scale plant in Asia for the manufacture of GUR® ultra high molecular weight polyethylene. Production is expected to begin in the second half of 2007.

•	Continued to focus the product portfolio by exiting non-strategic businesses, such as the high performance polymer polybenzamidazole (PBI), Vectran polymer fiber, and emulsion powders.

•	Adopted a policy to pay common stockholders a dividend of $0.16 per share annually, or 1%, based on the initial public offering price of $16. Declared the first quarterly dividend of $0.04 per share to be paid on August 11, 2005.

Equity and Cost Investments

Dividends from equity and cost investments increased in the quarter to $17 million from $13 million in 2004. Equity in net earnings of affiliates decreased by $6 million to $12 million compared to the same quarter last year primarily due to the unfavorable performance of the Estech venture, a producer of neopolyol esters in Oberhausen, Germany.

"Our equity and cost investments are strong cash generators and we expect that cash dividends will increase to approximately $45 million in the third quarter," said C. J. Nelson, chief financial officer and executive vice president. "We, therefore, expect that dividends for the full year 2005 will now total between $120 million to $130 million, higher than the $90 million to $100 million we forecasted at the beginning of the year and significantly more than the $77 million we received in 2004." The increase is primarily driven by dividends from Ibn Sina, a Saudi Arabian cost investment in which Celanese owns 25%.

Second Quarter Segment Overview

Chemical Products

Chemical Products' net sales increased 34% to $1,085 million compared to the same period last year on significantly higher pricing, sales of Vinamul and favorable currency movements. Major business lines continued to operate at high utilization rates while volumes declined for non-core derivative products. Pricing increased for most products, particularly vinyl acetate, acetic acid and acetate esters, driven by continued strong demand, high utilization rates across the industry and higher raw material costs, mainly for ethylene and natural gas.

Earnings from continuing operations before tax and minority interests increased to $149 million from $34 million on higher pricing and productivity improvements, which were partly offset by higher raw material costs. Earnings of $34 million in 2004 included a $15-million charge for a non-cash inventory-related purchase accounting adjustment.

Technical Polymers Ticona

Ticona's net sales increased 1% to $223 million compared to the same period last year on higher pricing and favorable currency movements. Pricing rose as previously announced price increases took effect. Volumes declined largely for polyacetal (POM) due to weakness in the automotive sector, primarily in Europe, and on reduced sales for lower-end applications.

Earnings from continuing operations before tax and minority interests decreased to $22 million from $26 million as higher pricing, cost savings and dividend income from cost investments did not fully offset $20 million in special charges, primarily for the impairment of the COC business, lower volumes and higher raw material costs. Earnings in 2004 included an $18-million charge for a non-cash inventory-related purchase accounting adjustment.

Acetate Products

Net sales for Acetate Products increased by 6% to $183 million compared to the same period last year on higher pricing and volumes. Pricing increased for all business lines while volumes increased mainly on higher flake sales to the company's recently expanded China tow ventures.

Earnings from continuing operations before tax and minority interests decreased to $12 million from $14 million in the same period last year. Higher pricing and savings from restructuring and productivity improvements were more than offset by increased raw material and energy costs as well as temporarily higher manufacturing costs, resulting from a realignment of production and inventory levels as part of the acetate restructuring strategy.

Performance Products

Net sales for Performance Products increased by 4% to $47 million compared to the same period last year mainly as the result of favorable currency effects and modest volume increases. Pricing for Sunett® sweetener declined, consistent with the company's positioning strategy for the product while pricing for sorbates continued to improve.

Earnings from continuing operations before tax and minority interests increased to $14 million from $1 million last year, which included a $12-million charge for a non-cash inventory-related purchase accounting adjustment. The increase in earnings resulted from favorable currency movements, improved sorbates performance and productivity improvements.

Other Activities

Other Activities primarily consists of corporate center costs, including financing and administrative activities, and certain other operating entities, including the captive insurance companies.

Net sales for Other Activities decreased to $8 million from $11 million in the same quarter last year primarily due to the sale of the PBI and the Vectran product lines in the second quarter of 2005. Loss from continuing operations before tax and minority interests improved to a loss of $74 million from a loss of $179 million in the same period last year. This was primarily due to the expensing in 2004 of $71 million in deferred financing costs for the prepayment of the senior subordinated bridge loan facilities. Also contributing to this decrease was a $40-million favorable change in our foreign currency position.

Liquidity

As of June 30, 2005, the company had total debt of $3,393 million and cash and cash equivalents of $959 million. Net debt (total debt less cash and cash equivalents) decreased to $2,434 million from $2,549 million as of December 31, 2004, due to an increase in cash and cash equivalents of $121 million primarily from cash provided by operations.

In July 2005, the company completed the acquisition of Acetex Corporation and paid approximately $270 million with cash on hand for the shares and assumed approximately $235 million in debt, net of cash acquired, consisting mainly of the Acetex 10-7/8% senior notes due 2009, which will be redeemed on August 19, 2005 primarily with cash on hand. A premium of approximately $15 million will be incurred with the early redemption of the notes.

Outlook

Based on strong second quarter results and the expectation that global GDP will remain strong in the second half of the year, the company raised its full year 2005 diluted adjusted earnings per share guidance to $1.90 to $2.00. Third quarter diluted adjusted earnings per share are expected to be between $0.45 and $0.50.

The company's outlook considers the expected impact on pricing as the acetyls market absorbs the industry capacity expansions planned for the second half of 2005. The company has now included the expected positive impact of the recently completed Acetex acquisition in its forecasts for 2005. Previous company guidance for the year was between $1.64 and $1.69 per share and did not include any impact from Acetex.

"While the Acetex acquisition is accretive in the second half of 2005, the bulk of the increase in our guidance is due to the ongoing strength of our businesses," said Weidman.

Adjusted EBITDA is expected to be between $240 million and $260 million for the third quarter and between $1,060 million and $1,090 million for the full year, an increase from the $960 million to $1,000 million forecasted previously.

Forward-Looking Statements

This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company's control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company's Annual Report on Form 10K. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Successor

Successor represents Celanese Corporation's financial position as of June 30, 2005 and December 31, 2004 and its consolidated results of operations for the three months and six months ended June 30, 2005 and three months ended June 30, 2004. These consolidated financial statements reflect the application of purchase accounting relating to the acquisition of Celanese AG and preliminary purchase accounting adjustments relating to the acquisition of Vinamul.

Predecessor

Predecessor represents Celanese AG's consolidated results of its operations for the three months ended March 31, 2004. These results relate to a period prior to the acquisition of Celanese AG and present Celanese AG's historical basis of accounting without the application of purchase accounting.

The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost and different accounting policies.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects three performance measures, net debt, adjusted EBITDA, and diluted adjusted earnings per share as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for net debt is total debt; for adjusted EBITDA is net earnings (loss); and for diluted adjusted earnings per share is diluted earnings (loss) per share. For a reconciliation of these non-U.S. GAAP measures to U.S. GAAP figures, see the accompanying schedules to this release.

Use of Non-U.S. GAAP Financial Information

Adjusted EBITDA, a measure used by management to measure performance, is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization, and further adjusted for certain cash and non-cash charges. Our management believes adjusted EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants. Net debt is defined as total debt less cash and cash equivalents. Our management uses net debt to evaluate the Company's capital structure. Diluted adjusted net earnings per share is defined as income available to common shareholders plus preferred dividends, adjusted for special and one-time expenses and divided by the number of basic common and diluted preferred shares outstanding as of June 30, 2005. We believe that the presentation of all of the non-U.S. GAAP information provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

Results Unaudited: The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations

	Q2 2005	Q2 2004	6M 2005	6M 2004
in $ millions	Successor	Successor	Successor	Combined
Net sales	1,517	1,229	3,026	2,472
Cost of sales	(1,175)	(1,058)	(2,300)	(2,060)
Gross profit	342	171	726	412
Selling, general and administrative expense	(136)	(125)	(297)	(262)
Research and development expense	(23)	(22)	(46)	(45)
Special charges:
Insurance recoveries associated with plumbing cases	4	2	4	2
Restructuring, impairment and other special charges	(31)	(1)	(69)	(29)
Foreign exchange gain (loss), net	(1)	—	2	—
Loss on disposition of assets	(3)	—	(2)	(1)
Operating profit	152	25	318	77
Equity in net earnings of affiliates	12	18	27	30
Interest expense	(68)	(130)	(244)	(136)
Interest income	9	7	24	12
Other income (expense), net	18	(24)	21	(15)
Earnings (loss) from continuing operations before tax and minority interests	123	(104)	146	(32)
Income tax provision	(43)	(10)	(51)	(27)
Earnings (loss) from continuing operations before minority interests	80	(114)	95	(59)
Minority interests	(13)	(10)	(38)	(10)
Earnings (loss) from continuing operations	67	(124)	57	(69)
Earnings (loss) from operation of discontinued operations (including gain on disposal of discontinued operations)	—	(1)	—	8
Related income tax benefit	—	—	—	14
Earnings (loss) from discontinued operations	—	(1)	—	22
Net earnings (loss)	67	(125)	57	(47)

Consolidated Balance Sheets

in $ millions	June 30 2005	Dec 31 2004
ASSETS
Current assets:
Cash and cash equivalents	959	838
Receivables, net:
Trade receivables, net - third party and affiliates	955	866
Other receivables	523	670
Inventories	586	618
Deferred income taxes	75	71
Other assets	106	86
Assets of discontinued operations	3	2
Total current assets	3,207	3,151
Investments	543	600
Property, plant and equipment, net	1,756	1,702
Deferred income taxes	36	54
Other assets	652	756
Goodwill	813	747
Intangible assets, net	389	400
Total assets	7,396	7,410
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Short-term borrowings and current installments of long-term debt	140	144
Accounts payable and accrued liabilities:
Trade payables - third party and affiliates	682	722
Other current liabilities	739	888
Deferred income taxes	14	20
Income taxes payable	230	214
Liabilities of discontinued operations	7	7
Total current liabilities	1,812	1,995
Long-term debt	3,253	3,243
Deferred income taxes	227	256
Benefit obligations	1,003	1,000
Other liabilities	452	510
Minority interests	523	518
Shareholders' equity (deficit):
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	350	158
Retained earnings (deficit)	(196)	(253)
Accumulated other comprehensive loss	(28)	(17)
Shareholders' equity (deficit)	126	(112)
Total liabilities and shareholders' equity (deficit)	7,396	7,410

SALES

Table 1

Net Sales

	Q2 2005	Q2 2004	6M 2005	6M 2004
in $ millions	Successor	Successor	Successor	Combined
Chemical Products	1,085	808	2,129	1,626
Technical Polymers Ticona	223	220	462	447
Acetate Products	183	173	379	345
Performance Products	47	45	94	89
Segment total	1,538	1,246	3,064	2,507
Other activities	8	11	20	22
Intersegment eliminations	(29)	(28)	(58)	(57)
Total	1,517	1,229	3,026	2,472

Table 2

Factors Affecting Second Quarter 2005 Segment Sales Compared to Second Quarter 2004

in percent	Volume	Price	Currency	Other*	Total
Chemical Products	–1%	21%	2%	12%	34%
Technical Polymers Ticona	–5%	4%	2%	0%	1%
Acetate Products	1%	5%	0%	0%	6%
Performance Products	2%	–3%	5%	0%	4%
Segment total	–2%	15%	2%	8%	23%

*	Primarily represents sales of the recently acquired Vinamul emulsion business

Table 3

Factors Affecting Six Months 2005 Segment Sales Compared to Six Months 2004

in percent	Volume	Price	Currency	Other*	Total
Chemical Products	–1%	21%	3%	8%	31%
Technical Polymers Ticona	–1%	2%	2%	0%	3%
Acetate Products	6%	4%	0%	0%	10%
Performance Products	5%	–5%	6%	0%	6%
Segment total	0%	15%	2%	5%	22%

*	Primarily represents sales of the recently acquired Vinamul emulsion business

KEY FINANCIAL DATA

Table 4

Operating Profit (Loss)

	Q2 2005	Q2 2004	6M 2005	6M 2004
in $ millions	Successor	Successor	Successor	Combined
Chemical Products	155	36	332	101
Technical Polymers Ticona	5	11	44	42
Acetate Products	10	10	30	19
Performance Products	15	2	28	13
Segment total	185	59	434	175
Other activities	(33)	(34)	(116)	(98)
Total	152	25	318	77

Table 5

Earnings (Loss) from Continuing Operations Before Tax and Minority Interests

	Q2 2005	Q2 2004	6M 2005	6M 2004
in $ millions	Successor	Successor	Successor	Combined
Chemical Products	149	34	342	98
Technical Polymers Ticona	22	26	73	71
Acetate Products	12	14	32	23
Performance Products	14	1	26	12
Segment total	197	75	473	204
Other activities	(74)	(179)	(327)	(236)
Total	123	(104)	146	(32)

Table 6

Depreciation and Amortization Expense

	Q2 2005	Q2 2004	6M 2005	6M 2004
in $ millions	Successor	Successor	Successor	Combined
Chemical Products	39	38	73	77
Technical Polymers Ticona	14	15	29	31
Acetate Products	9	14	18	27
Performance Products	3	2	6	4
Segment total	65	69	126	139
Other activities	2	2	4	4
Total	67	71	130	143

KEY FINANCIAL DATA - (continued)

Table 7

Cash Dividends Received

	Q2 2005	Q2 2004	6M 2005	6M 2004
in $ millions	Successor	Successor	Successor	Combined
Dividends from equity investments	10	6	46	21
Other distributions from equity investments	—	—	—	1
Dividends from cost investments	7	7	21	13
Total	17	13	67	35

SPECIAL CHARGES AND OTHER EXPENSES

Table 8

Special Charges in Operating Profit (Loss)

	Q2 2005	Q2 2004	6M 2005	6M 2004
in $ millions	Successor	Successor	Successor	Combined
Chemical Products	(3)	(1)	(4)	(2)
Technical Polymers Ticona	(20)	2	(21)	1
Acetate Products	—	—	(1)	—
Performance Products	—	—	—	—
Segment total	(23)	1	(26)	(1)
Other activities	(4)	—	(39)	(26)
Total	(27)	1	(65)	(27)

Table 9

Breakout of Special Charges by Type

	Q2 2005	Q2 2004	6M 2005	6M 2004
in $ millions	Successor	Successor	Successor	Combined
Employee termination benefits	(7)	(1)	(9)	(3)
Plant/office closures	—	—	(1)	—
Total restructuring	(7)	(1)	(10)	(3)
Insurance recoveries associated with plumbing cases	4	2	4	2
Asset impairments	(24)	—	(24)	—
Termination of advisor monitoring services	—	—	(35)	—
Advisory services	—	—	—	(25)
Other	—	—	—	(1)
Total	(27)	1	(65)	(27)

RECONCILATION OF NON-US GAAP ITEMS

Table 10

Earnings Per Share

in $ millions, except for share and per share data	Q2 2005 Actual	Q2 2005 Adjusted
Earnings from continuing operations before tax and minority interests	123	123
Adjustments:
Favorable impact on non-operating foreign exchange position	—	(14)
Special charges	—	27
Earnings from continuing operations before tax and minority interests	123	136
Income tax provision*	(43)	(33)
Minority interests	(13)	(13)
Preferred dividends	(2)	(2)
Net earnings available to common shareholders	65	88
Basic EPS Calculation
Weighted average shares outstanding (thousands)	158,530	—
Basic EPS	0.41	—
Diluted EPS Calculation
Net earnings available to common shareholders	65	88
Add back: Preferred dividends	2	2
Net earnings for diluted EPS	67	90
Diluted shares (thousands)
Weighted average shares outstanding	158,530	158,530
Conversion of Preferred Shares	12,000	12,000
Assumed conversion of stock options	—	—
Total diluted shares	170,530	170,530
Diluted EPS	0.39	0.53

*	Effective tax rate for Adjusted EPS is 24% and for Actual EPS is 35%

Table 11

Net Debt

in $ millions	June 30 2005	Dec 31 2004
Short-term borrowings and current installments of long-term debt	140	144
Plus: Long-term debt	3,253	3,243
Total debt	3,393	3,387
Less: Cash and cash equivalents	959	838
Net Debt	2,434	2,549

Table 12

Adjusted EBITDA

in $ millions	Q2 2005	Q2 2004	6M 2005
Net earnings (loss)	67	(125)	57
(Earnings) loss from discontinued operations	—	1	—
Interest expense	68	130	244
Interest income	(9)	(7)	(24)
Income tax provision	43	10	51
Depreciation and amortization	67	71	130
EBITDA	236	80	458
Adjustments:
Cash dividends received in excess of equity in net earnings of affiliates	(2)	(12)	19
Special charges	27	(1)	65
Other unusual items and adjustments (1)	22	121	75
Adjusted EBITDA	283	188	617

(1)	Other Unusual Items and Adjustments

in $ millions	Q2 2005	Q2 2004	6M 2005
Net (gain) loss on disposition of assets	3	—	2
Excess of minority interest income over cash dividends paid to minority shareholders	13	9	38
Severance and other restructuring charges not included in special charges	—	9	2
Cash interest income used by captive insurance subsidiaries to fund operations	3	2	6
Franchise taxes	1	1	1
Unusual and non-recurring items*	6	40	15
Non-cash charges**	(4)	50	1
Advisor monitoring fee	—	2	10
Pro forma cost savings***	—	8	—
Total Other Unusual Items and Adjustments	22	121	75

*	Primarily includes costs related to the Celanese AG (Q2 2004) and Vinamul acquisition (Q2 2005 and 6M 2005), productivity enhancement programs (all periods presented), Summit (all periods presented) and Bedminster relocations (Q2 2005 and 6M 2005), and IPO bonus (6M 2005).

**	Primarily includes ineffective portion of a net investment hedge (Q2 2005 and 6M 2005) and purchase accounting adjustment for inventories (Q2 2004).

***	Primarily represents adjustments on a proforma basis for certain cost savings that we expect to achieve from additional pension contributions (Q2 2004).

Table 13

Guidance Diluted Adjusted EPS

in $ millions, except for share and per share data	Q3 2005 Mid- Point Guidance Diluted EPS	Q3 2005 Mid- Point Guidance Diluted Adj. EPS	FY 2005 Mid- Point Guidance Diluted EPS	FY 2005 Mid- Point Guidance Diluted Adj. EPS
Earnings from continuing operations before tax and minority interests	92	92	299	299
Adjustments:
Monitor Fee	—	—	—	10
Refinancing costs	—	15	—	117
Favorable impact on non-operating foreign exchange position	—	—	—	(14)
Special charges	—	15	—	105
Earnings from continuing operations before tax and minority interests	92	122	299	517
Income tax provision	(32)	(29)	(105)	(124)
Minority interest	(12)	(12)	(60)	(60)
Preferred dividends	(2)	(2)	(10)	(10)
Net earnings available to common shareholders	46	79	124	323
Basic EPS Calculation
Weighted average shares outstanding (thousands)	158,530	—	158,530	—
Basic EPS	0.29	—	0.78	—
Diluted EPS Calculation
Net earnings available to common shareholders	46	79	124	323
Add back: Preferred dividends	2	2	10	10
Net earnings for diluted EPS	48	81	134	333
Diluted shares (thousands)
Weighted average shares outstanding	158,530	158,530	158,530	158,530
Conversion of Preferred Shares	12,000	12,000	12,000	12,000
Assumed conversion of stock options	—	—	—	—
Total diluted shares	170,530	170,530	170,530	170,530
Diluted EPS	0.28	0.47	0.79	1.95

Table 14

Guidance Adjusted EBITDA

in $ millions	Guidance Q3 2005	Guidance FY 2005
Net earnings (loss)	48	134
(Earnings) loss from discontinued operations	—	—
Interest expense	90	412
Interest income	(5)	(34)
Income tax provision (benefit)	32	105
Depreciation and amortization	66	252
EBITDA	231	869
Adjustments:
Cash dividends received in excess of equity in net earnings of affiliates	(7)	(4)
Special charges	15	105
Other unusual items and adjustments *	11	105
Adjusted EBITDA	250	1,075

*	Primarily includes the following:

Excess of minority interest income over cash dividends paid to minority shareholders

Severance and other restructuring charges not included in special charges

Cash interest income used by captive insurance subsidiaries to fund operations

Unusual and non-recurring items

Advisor monitoring fee

Other minor items